Exhibit 21
LOWE’S COMPANIES, INC. AND SUBSIDIARY COMPANIES

NAME AND DOING BUSINESS AS:	STATE OF INCORPORATION

Lowe's Home Centers, LLC	North Carolina

All other subsidiaries were omitted pursuant to Item 601(21)(ii) of Regulation S-K under the Securities and Exchange Act of 1934, as amended.